Exhibit 99.1

Investor Relations Contact:
Lori Owen Xilinx, Inc.
(408) 879-6911
ir@xilinx.com

XILINX ANNOUNCES FIRST QUARTER FISCAL 2008 RESULTS;
OPERATING INCOME INCREASES 23% SEQUENTIALLY

SAN JOSE, CA, JULY 19, 2007 -- Xilinx, Inc. (Nasdaq: XLNX) today announced net revenues of $445.9 million in the first quarter of fiscal 2008, up 1% sequentially from the prior quarter and down 7% compared to the same quarter a year ago. First quarter net income was $84.3 million, or $0.28 per diluted share.

The Xilinx Board of Directors declared a quarterly cash dividend of $0.12 per outstanding share of common stock, payable on September 5, 2007 to all stockholders of record at the close of business on August 15, 2007.

Additional first quarter comparisons are represented in the chart below:

GAAP Results
(In millions, except EPS)

				Growth Rates
	Q1 FY 2008	Q4 FY 2007	Q1 FY 2007	Q-T-Q	Y-T-Y
Net revenues	$445.9	$443.5	$481.4	1%	-7%
Operating income	$97.5	$79.4	$93.1	23%	5%
Net income	$84.3	$87.6	$82.5	-4%	2%
Diluted earnings per share	$0.28	$0.27	$0.24	4%	17%

Sales from all geographies were in line with expectations with the exception of Europe. Weaker than anticipated European sales were driven primarily by customers in the Industrial and Data Processing Categories. Sales from Asia Pacific reached a record 29% of total sales, driven primarily by sales to communications customers in the region. New Product sales, which were slow in the prior quarter, increased 17% sequentially and represented 28% of total sales, up from 24% in the prior quarter. Sales from the Company’s Virtex™-5 FPGAs posted the strongest growth within this category.

“While sales growth was slightly lower than originally anticipated, I am pleased with our progress during the quarter in the areas of expense reduction and inventory management,” said Wim Roelandts, Xilinx chief executive officer. “Expense controls contributed in part to an operating margin of 22% for the quarter, up from 18% in the prior quarter. Xilinx inventory days decreased 16 days to 79 days--the lowest level in over three years and a direct result of focused supply chain management.”

Business Review – June Quarter Fiscal 2008

  Total inventory days at Xilinx and distribution were 101 days, down from 120 days last quarter.

  Accounts receivable days sales outstanding were 43, up from 37 in the prior quarter.

  Capital expenditures and depreciation were $16 million and $12 million, respectively.

Net Revenues by Geography:
	Percentages			Growth Rates
	Q1	Q4	Q1
	FY 2008	FY 2007	FY 2007	Q-T-Q	Y-T-Y
North America	39%	39%	39%	1%	-8%
Asia Pacific	29%	26%	26%	12%	4%
Europe	22%	24%	24%	-6%	-14%
Japan	10%	11%	11%	-12%	-16%

Net Revenues by End Market:
	Percentages			Growth Rates
	Q1	Q4	Q1
	FY 2008	FY 2007	FY 2007	Q-T-Q	Y-T-Y
Communications	45%	44%	49%	3%	-15%
Industrial & Other	32%	30%	26%	7%	11%
Consumer & Automotive	15%	16%	15%	-6%	-6%
Data Processing	8%	10%	10%	-17%	-22%

Net Revenues by Product*:
	Percentages			Growth Rates
	Q1	Q4	Q1
	FY 2008	FY 2007	FY 2007	Q-T-Q	Y-T-Y
New	28%	24%	18%	17%	43%
Mainstream	50%	52%	59%	-5%	-22%
Base	16%	18%	17%	-6%	-12%
Support	6%	6%	6%	0%	-6%

*Products are classified as follows:

New Products: Virtex-5, Virtex-4, Spartan™-3, and CoolRunner™- II products
Mainstream Products: Virtex-II, Spartan-II, CoolRunner and Virtex-E products
Base Products: Virtex, Spartan, XC4000 and XC9500 products
Support Products: Configuration solutions, HardWire, Software & Support/Services

Highlights –June Quarter Fiscal 2008:

  Xilinx continued to strengthen its 65-nm leadership and is now shipping on schedule all Virtex-5 LX, LXT and SXT devices. Additionally, Xilinx has produced working silicon for its FXT product, expected to be introduced later this fiscal year.

  Xilinx began shipping the low-cost Spartan-DSP series targeting applications such as video surveillance and wireless. This family offers lower power and higher performance at the lowest cost points in the FPGA industry versus competing DSP solutions.

  The Company recently introduced Integrated Software Environment (ISE™) WebPACK™ 9.2i which offers software support for the Company’s Virtex-5 FPGAs in addition to the latest Spartan-3A DSP platform FPGA. Also, following the successful launch of the PCI Express solution kit last quarter, Xilinx introduced two additional solution kits for gigabit Ethernet applications and memory interfaces. Solution kits simplify and accelerate broad adoption of advanced technologies by mainstream PLD designers.

Business Outlook – September Quarter Fiscal 2008

  Revenues are expected to be flat to down slightly sequentially.

  Gross margin is expected to be between 62% and 63%.

  Operating expenses are expected to be up approximately 2% sequentially.

  Other income including interest expense is expected to be approximately $16 million.

  Tax rate is expected to be approximately 21%.

  Fully diluted share count is expected to be approximately flat at 303 million shares.

Business Update – September Quarter Fiscal 2008

The Company expects to issue a second quarter business update press release after the market closes on Thursday, September 6, 2007. Financial guidance to the investment community will be limited to the points mentioned in the business update document. Please sign up for a push email alert, which is available from our investor relations web site at http://www.investor.xilinx.com.

This release contains forward-looking statements and projections. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “may,” “will,” “could,” “should,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project” or other similar words. Undue reliance should not be placed on such forward-looking statements and projections, which speak only as of the date they are made. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including the general health of global economies as well as of the semiconductor industry, the health of our end markets and our customers' customers, our ability to forecast end customer demand, customer acceptance of our new products, the ability of our customers to manage their inventories, a high dependence on turns business, more customer volume discounts than expected, greater product mix changes than anticipated, fluctuations in manufacturing yields, our ability to deliver product in a timely manner, our ability to successfully manage production at multiple foundries, variability in wafer pricing, and other risk factors listed in our most recent Form 10-K.

About Xilinx

Xilinx, Inc. (NASDAQ: XLNX) is the worldwide leader of programmable logic solutions. Additional information about Xilinx is available at http://www.xilinx.com.

#0790

XILINX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	June 30,	July 1,	March 31,
	2007	2006	2007
Net revenues	$445,912	$481,362	$443,472
Cost of revenues	168,478	192,059	168,041
Gross margin	277,434	289,303	275,431

Operating expenses:
Research and development	87,870	97,582	98,476
Selling, general and administrative	90,199	94,418	95,657
Amortization of acquisition-related intangibles	1,897	2,031	1,940
Stock-based compensation related to prior years	-	2,209	-
Total operating expenses	179,966	196,240	196,073

Operating income	97,468	93,063	79,358
Impairment loss on investments	-	(437)	-
Interest and other, net	13,533	14,841	21,916
Income before income taxes	111,001	107,467	101,274
Provision for income taxes	26,723	24,976	13,648
Net income	$84,278	$82,491	$87,626

Basic net income per common share	$0.28	$0.24	$0.27
Diluted net income per common share	$0.28	$0.24	$0.27
Cash dividends declared per common share	$0.12	$0.09	$0.09

Common and equivalent shares used in computing net income per share amounts:
Basic	297,720	341,853	325,115
Diluted	303,198	348,988	330,243

XILINX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	March 31,
	2007	2007
	(Unaudited)	(1)
ASSETS
Current assets
Cash, cash equivalents and short-term investments	$1,202,001	$1,137,915
Accounts receivable, net	208,392	182,295
Inventories	145,623	174,572
Deferred tax assets and other current assets	192,592	205,320
Total current assets	1,748,608	1,700,102
Net property, plant and equipment	416,189	413,036
Long-term investments	729,945	675,713
Investment in United Microelectronics Corporation	69,396	67,050
Other assets	333,399	323,454
Total Assets	$3,297,537	$3,179,355

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$180,665	$214,317
Deferred income on shipments to distributors	98,180	89,052
Total current liabilities	278,845	303,369
Convertible debentures	998,798	999,597
Deferred tax liabilities	88,551	102,329
Other long-term liabilities	35,377	1,320
Stockholders' equity	1,895,966	1,772,740
Total Liabilities and Stockholders' Equity	$3,297,537	$3,179,355

      (1) Derived from audited financial statements

XILINX, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
(Unaudited)
(In thousands)

	Three Months Ended
	June 30,	July 1,	March 31,
	2007	2006	2007
SELECTED CASH FLOW INFORMATION:
Depreciation	$12,446	$12,684	$17,895
Amortization	4,605	4,486	4,536
Stock-based compensation	16,521	26,808	20,135
Net cash provided by operating activities	126,324	153,265	105,633
Purchases of property, plant and equipment	(15,599)	(12,958)	(63,183)
Payment of dividends to stockholders	(35,718)	(30,830)	(29,613)
Repurchases of common stock	-	(125,000)	(1,030,000)
Proceeds from issuance of common stock to employees and excess tax benefit	48,046	37,562	51,376

STOCK-BASED COMPENSATION INCLUDED IN:
Cost of revenues	$2,171	$3,642	$1,985
Research and development	7,301	12,364	9,407
Selling, general and administrative	7,048	10,802	8,742